Exhibit 15.5

12 York Gate	Telephone	Email	BLICK
Regent's Park	+44 (0)20 7486 0111	email@blickrothenberg.com	ROTHENBERG
London NW1 4QS	Fax	Web	Chartered Accountants
United Kingdom	+44 (0)20 7935 6852	www.blickrothenberg.com

BDO Ziv Haft	Our ref: MEH/19491/MM
46-48 Menahem Begin Road
Tel Aviv	Direct contact no. +44 (0)20 7544 8805
Israel	Contact name: Mark Hart

15 January 2009

Dear Sirs

LUMENIS (UK) LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (333-148460) on Form S-8 of Lumenis Limited, of our report dated 25 June 2008 with respect to the balance sheets of Lumenis (UK) Limited as of 31 December 2007 and 2006 and the related profit and loss account, for each of the years in the three-year period ended 31 December 2007, which report appears in the annual report on Form 20-F of Lumenis Limited for the year ended 31 December 2007.

Yours faithfully

/s/ Blick Rothenberg
Blick Rothenberg